EXHIBIT (a)(1)

                                    TXU CORP.

                           OFFER TO PURCHASE FOR CASH

 UP TO 11,433,285 OF ITS OUTSTANDING EQUITY UNITS IN THE FORM OF CORPORATE UNITS
                              CUSIP No. 873168 50 4
                              NYSE Symbol "TXU PrC"

                                       AND


 UP TO 8,700,000 OF ITS OUTSTANDING FELINE PRIDES IN THE FORM OF INCOME PRIDESSM
                              CUSIP No. 873168 88 4
                              NYSE Symbol "TXU PrD"



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     EACH OF THE OFFERS, AND WITHDRAWAL RIGHTS IN CONNECTION THEREWITH, WILL
     EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 13, 2004, UNLESS EXTENDED OR EARLIER TERMINATED. TXU CORP. MAY EXTEND THE OFFER PERIOD FOR EITHER OF THE OFFERS, SUBJECT TO THE REQUIREMENTS DESCRIBED HEREIN.

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     TXU Corp. is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal, (i) up to 11,433,285 of its outstanding Corporate Units, which represent 99.13% of its Corporate Units outstanding as of September 15, 2004, and (ii) up to 8,700,000 of its outstanding Income PRIDES, which represent 98.86% of its Income PRIDES outstanding as of September 15, 2004. In both cases, the applicable purchase price will be fixed after 5:00 p.m. New York City time on Friday, October 8, 2004 (Pricing Date), on the basis of the applicable pricing formula set forth herein, and announced prior to the opening of trading on Tuesday, October 12, 2004. In the case of the Corporate Units, such purchase price will be subject to a maximum of $52.28 and a minimum of $45.97 per Corporate Unit, and, in the case of the Income PRIDES, such purchase price will be subject to a maximum of $52.50 and a minimum of $46.43 per Income PRIDES. The offer to purchase the Corporate Units, and the terms and conditions of this Offer to Purchase and related letter of transmittal, are referred to herein as "the Corporate Units offer"; the offer to purchase the Income PRIDES, and the terms and conditions of this Offer to Purchase and related letter of transmittal, are referred to herein as "the PRIDES offer"; and each of the offers is referred to herein individually as an "offer" and collectively as the "offers." The Corporate Units and Income PRIDES are referred to herein collectively as the "Securities."

     TXU Corp. is only offering to purchase Corporate Units and Income PRIDES in these offers. TXU Corp. is not offering to purchase Treasury Units or Growth PRIDES.

     This transaction has not been approved or disapproved by the Securities and Exchange Commission, (SEC), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

     Neither offer is conditioned on any minimum number of Securities being tendered, and neither offer is conditioned on the completion of the other offer. Each offer is, however, subject to the conditions discussed under THE OFFERS--"Conditions of the Offers." In addition, under a separate Offer to Purchase, TXU Corp. is concurrently offering to purchase up to $525,500,000 aggregate principal amount of its Floating Rate Convertible Senior Notes due 2033. The tender offers contemplated by this Offer to Purchase are not contingent upon completion of such concurrent offer.

     The amount of Corporate Units TXU Corp. purchases in the Corporate Units offer and the amount of Income PRIDES TXU Corp. purchases in the PRIDES offer will be subject to proration (i) if, with respect to the Corporate Units offer, more than 11,433,285 Corporate Units are validly tendered and not properly withdrawn prior to the expiration of the Corporate Units offer or if, with respect to the PRIDES offer, more than 8,700,000 Income PRIDES are validly tendered and not withdrawn prior to the expiration of the PRIDES offer or (ii) if TXU Corp. shall have concluded based on discussions with the New York Stock Exchange that the Corporate Units or Income PRIDES, as the case may be, are likely to be delisted as a result of the purchase by TXU Corp. of all such Securities validly tendered in the applicable offer.


                   The co-dealer managers for the offers are:

MERRILL LYNCH & CO.
           BANC OF AMERICA SECURITIES LLC
                            GOLDMAN, SACHS & CO.
                                      UBS SECURITIES LLC

September 15, 2004


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


                              IMPORTANT INFORMATION

     All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (DTC). Therefore, if you want to tender all or part of your Securities, you must tender your Securities as follows before the applicable offer expires. You and your custodian or nominee should arrange for the DTC participant holding the Securities through its DTC account to tender those Securities on your behalf in the applicable offer to the depositary, The Bank of New York, prior to the expiration of the applicable offer pursuant to DTC's Automated Tender Offer Program (ATOP). See THE OFFERS--"Procedures for Tendering the Securities."

     A tender of securities in book-entry form will be deemed to have been received only when the depositary receives (i) confirmation of book-entry transfer of the Securities into the depositary's DTC account in accordance with DTC's procedures for such transfer and (ii) the agent's message. The agent's message is a message, transmitted by DTC to and received by the depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Offer to Purchase and the letter of transmittal and that TXU Corp. may enforce such agreement against such participant.

     You may submit only one agent's message for each type of Security tendered.

     Notwithstanding any other provision of the offers, TXU Corp.'s obligation to accept for purchase, and to pay the purchase price for, any Securities validly tendered and not properly withdrawn pursuant to the applicable offer is subject to and conditioned upon the satisfaction of or, where applicable, waiver by TXU Corp. of, all conditions of the offers described under THE
OFFERS--"Conditions of the Offers." The offers are not conditioned on one another.

     You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the related letter of transmittal, to D.F. King & Co., Inc., as the information agent for the offers, or to one of the co-dealer managers, at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. See THE OFFERS--"Persons Employed in Connection with the Offers."

     NEITHER OFFER CONSTITUTES AN OFFER TO PURCHASE THE SECURITIES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFERS UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULES 13E-4(D)(2) AND 14E-L UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE EXCHANGE ACT)), WHICH REQUIRES THAT MATERIAL CHANGES BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF TXU CORP. OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

     NONE OF TXU CORP, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE CO-DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY HOLDER OF SECURITIES AS TO WHETHER TO TENDER ANY SECURITIES. NONE OF TXU CORP., THE CO-DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY SUCH INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY TXU CORP., THE CO-DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

     "FELINE PRIDES," "Income PRIDES" and "Growth PRIDES," are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                                TABLE OF CONTENTS

SUMMARY.......................................................................1
FORWARD-LOOKING STATEMENTS....................................................7
THE OFFERS....................................................................9
   The Offeror................................................................9
   Number of Corporate Units and Income PRIDES; Prices........................9
   Procedures for Tendering the Securities...................................12
   Withdrawal Rights.........................................................14
   Purchase of the Securities; Payment of Purchase Price.....................15
   Priority and Proration....................................................15
   Conditions of the Offers..................................................17
   Market and Recent Prices for the Securities...............................18
   Source and Amount of Funds................................................19
   Extension of the Offers; Termination; Amendment...........................19
   Persons Employed in Connection with the Offers............................20
   Interests of Directors and Executive Officers in the Securities...........22
   Miscellaneous.............................................................22
PURPOSES, EFFECTS AND PLANS..................................................23
   Purposes of the Offers....................................................23
   Future Purchases..........................................................23
   Material Differences in the Rights of Security Holders
        as a Result of the Offers............................................23
   Effects of the Offers on the Market for Securities; Registration
        under the Exchange Act; NYSE Listing.................................26
   Retirement and Cancellation...............................................26
   Accounting Treatment of Repurchases of the Securities in the Offers.......27
   Plans and Initiatives.....................................................27
   Material United States Federal Income Tax Consequences....................28
WHERE YOU CAN FIND MORE INFORMATION..........................................31

                                     SUMMARY

     This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender any Securities. You should read the entire Offer to Purchase and the related letter of transmittal before making your decision. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY SECURITIES?

     TXU Corp., the issuer of such Securities. TXU Corp. is a Texas corporation. The mailing address of TXU Corp.'s principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201. TXU Corp.'s telephone number is (214) 812-4600. See THE OFFERS--"The Offeror."

WHAT ARE THE SECURITIES BEING SOUGHT IN THE OFFERS AND WHAT ARE THE APPLICABLE PURCHASE PRICES?

     TXU Corp is offering to purchase, on the terms and conditions described herein and in the letter of transmittal:

     THE CORPORATE UNITS

          o the Corporate Units, at a purchase price to be calculated after 5:00 p.m., New York City time, on October 8, 2004 (Pricing Date) as the sum of:

               o    0.3615 times the Weighted Average Price, plus

               o 0.5478 times the Weighted Average Price, if the Weighted Average Price is equal to or below $45.64; otherwise, $25.00, plus

               o    $10.23,

          subject to a minimum price of $45.97 and a maximum price of $52.28 per Corporate Unit; and

     THE INCOME PRIDES

          o the Income PRIDES, at a purchase price to be calculated on the Pricing Date as the sum of:

               o    0.6940 times the Weighted Average Price, plus

               o    $19.15,

          subject to a minimum price of $46.43 and a maximum price of $52.50 per Income PRIDES.

     For purposes of these calculations "Weighted Average Price" means the arithmetic daily volume-weighted average price of TXU Corp.'s common stock, beginning on September 20, 2004 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for TXU Corp's common stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its "Volume at Price" (TXU UN [Equity] VAP [Go]) functions. The Weighted

Average Price and the variable cash component of each Purchase Price will be rounded to the nearest whole cent.

     You will not be entitled to any payment in excess of the purchase price with respect to each Security tendered and purchased, including any accrued interest or contract adjustment payments. See THE OFFERS--"Number of Corporate Units and Income PRIDES; Prices."


WHEN WILL I KNOW THE PURCHASE PRICE FOR EACH OFFER?

     In each offer, TXU Corp. will calculate the applicable purchase price on the Pricing Date and will announce the applicable purchase price prior to 9:00 a.m., New York City time, on the next business day, October 12, 2004 (Announcement Date). In addition, from the commencement of the offers, you will know the minimum and maximum price with respect to each offer. You can also obtain relevant information with respect to the purchase price for each offer on a daily basis during the offer period as well as the final purchase prices, after their determination on the Pricing Date, by calling the information agent or a co-dealer manager at their respective toll-free numbers provided on the back cover of this Offer to Purchase. See THE OFFERS--"Number of Corporate Units and Income PRIDES; Prices."

HOW AND WHEN WILL I BE PAID?

     If your Securities are purchased in an offer, you will be paid the applicable purchase price, in cash, without interest, promptly after the expiration of the applicable offer period and the acceptance of such Securities for payment. TXU Corp. will pay the purchase price in U.S. dollars to the depositary, which will act as your custodian or nominee for the purpose of receiving payment from TXU Corp. and transmitting payment to you. See THE OFFERS--"Purchase of the Securities; Payment of Purchase Price."

WILL I HAVE AN OPPORTUNITY TO TENDER MY SECURITIES IN THE OFFERS, OR WITHDRAW PREVIOUSLY TENDERED SECURITIES, AFTER THE DETERMINATION OF THE PURCHASE PRICE APPLICABLE TO EACH OFFER?

     Yes. Since the price to be paid in each offer can be calculated and will be announced by TXU Corp. prior to 9:00 a.m., New York City time, on October 12, 2004 and the offers will not expire earlier than midnight, New York City time, on October 13, 2004, you will have a minimum of two business days to tender your Securities in the offers or to withdraw your previously tendered Securities. See THE OFFERS--"Number of Corporate Units and Income PRIDES; Prices" and --"Withdrawal Rights."

HOW MANY SECURITIES WILL TXU CORP. PURCHASE IN ALL?

     Subject to the proration provisions described in this Offer to Purchase, TXU Corp. will purchase up to 11,433,285 Corporate Units, which represent 99.13% of the outstanding Corporate Units, and up to 8,700,000 Income PRIDES, which represent 98.86% of the outstanding Income PRIDES, or such lesser number, in each case, as are validly tendered and not properly withdrawn. See THE OFFERS--"Number of Corporate Units and Income PRIDES; Prices" and --"Priority and Proration."

IS THERE A MINIMUM NUMBER OF CORPORATE UNITS OR INCOME PRIDES THAT MUST BE TENDERED IN ORDER FOR TXU CORP. TO PURCHASE ANY SECURITIES?

     Neither of the offers is conditioned on any minimum number of Securities being tendered. Each offer is, however, subject to other conditions. See THE OFFERS--"Number of Corporate Units and Income PRIDES; Prices" and --"Conditions of the Offers."

WILL ALL OF THE SECURITIES I TENDER IN THE OFFERS BE PURCHASED?

     TXU Corp. may not purchase all of the Corporate Units or Income PRIDES that you tender pursuant to the offers. If holders validly tender more than an aggregate of 11,433,285 Corporate Units, TXU Corp. will accept an aggregate of not more than 11,433,285 Corporate Units, prorated among the validly tendering holders. If holders validly tender more than an aggregate of 8,700,000 Income PRIDES, TXU Corp. will accept an aggregate of not more than 8,700,000 Income PRIDES, prorated among the validly tendering holders. In addition, if TXU Corp. shall have concluded based on discussions with the New York Stock Exchange that the Corporate Units or Income PRIDES are likely to be delisted as a result of the purchase by TXU Corp. of all Corporate Units or Income PRIDES, as the case may be, validly tendered in the applicable offer, TXU Corp. may accept a pro rata amount of such Securities tendered in the applicable offer to ensure that the Corporate Units or Income PRIDES, as applicable, continue to be listed on the New York Stock Exchange after the consummation of the offers. In such case, the Corporate Units offer or PRIDES offer, as applicable, will be subject to extension as described under THE OFFER--"Extension of the Offers; Termination; Amendment." Any Corporate Units or Income PRIDES tendered but not accepted because of proration will be returned to you. See THE OFFERS--"Priority and Proration."

HOW DO I TENDER MY SECURITIES?

     You will need to timely instruct your custodian or nominee to tender your securities prior to the expiration of the applicable offer in the manner described under THE OFFERS--"Procedures for Tendering the Securities." See THE OFFERS--"Procedures for Tendering the Securities" and THE OFFERS--"Extension of the Offers; Termination; Amendment."

MAY I TENDER ONLY A PORTION OF THE SECURITIES THAT I HOLD?

     Yes. You do not have to tender all of the Securities you own to participate in the applicable offer.

HOW WILL TXU CORP. PAY FOR THE SECURITIES?

     TXU Corp. would need approximately $1.055 billion to purchase:

     o all 11,433,285 Corporate Units at the maximum purchase price of $52.28 per Corporate Unit, and

     o all 8,700,000 Income PRIDES at the maximum purchase price of $52.50 per Income PRIDES.

TXU Corp. expects to use cash on hand, free cash flow and/or borrowings by its subsidiary, TXU Energy Company LLC, under its credit facility, to pay for all Securities TXU Corp. purchases in the offers. See THE OFFERS--"Source and Amount of Funds."

HOW LONG DO I HAVE TO TENDER MY SECURITIES TO TXU CORP.?

     With respect to each offer, you will have until midnight, New York City time, on October 13, 2004 to decide whether to tender your Securities in the applicable offer, but TXU Corp. may choose to extend the expiration date of either offer at any time without extending the expiration date of the other offer. TXU Corp. cannot assure you that it will extend either offer or, if TXU Corp. extends an offer, for how long such offer will be extended. See THE OFFERS--"Number of Corporate Units and Income PRIDES; Prices," --"Procedures for Tendering Securities" and--"Extension of the Offers; Termination; Amendment."

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

     If TXU Corp. extends either offer, TXU Corp. will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which such offer was scheduled to expire. See THE OFFERS--"Extension of the Offers; Termination; Amendment."

ONCE I HAVE TENDERED THE SECURITIES, CAN I CHANGE MY MIND?

     Yes. You may withdraw previously tendered Securities at any time before the applicable offer expires. In addition, after the applicable offer expires, if TXU Corp. has not accepted for payment the Securities you have tendered in an offer, you may withdraw your Securities at any time after midnight, New York City time, on November 10, 2004.

     To withdraw Securities previously tendered, you and your custodian or nominee must cause the DTC participant holding the Securities through its DTC account to timely generate an agent's message with respect to the withdrawal specifying the amount of Securities to be withdrawn, the name of the registered holder of the Securities and the number of the account at DTC to be credited with the withdrawn Securities and you must otherwise comply with DTC procedures. See THE OFFERS--"Withdrawal Rights."

WHY IS TXU CORP. MAKING THE OFFERS?

     The principal purpose for the offers is to facilitate TXU Corp.'s debt and capital management program. To the extent any Corporate Units or Income PRIDES are tendered and accepted, TXU Corp. will reduce long-term debt outstanding and will reduce the high fixed charge associated with these Securities (annual cash distributions at a rate of 8.75% and 8.125% for the Corporate Units and Income PRIDES, respectively). In addition, TXU Corp. will not be required to issue any common stock pursuant to the terms of the stock purchase contracts that are a component of any tendered Corporate Units and Income PRIDES, eliminating the dilution that would have been caused by any such issuances, or remarket the senior notes that are components of such Equity Units or Income PRIDES. See PURPOSES, EFFECTS AND PLANS--"Purposes of the Offers."

MAY I TENDER TREASURY UNITS OR GROWTH PRIDES?

     No. TXU Corp. is not offering to purchase any Treasury Units or Growth PRIDES. If you own Treasury Units or Growth PRIDES and desire to participate in the applicable offer, you may recreate Corporate Units or Income PRIDES, as applicable, from your Treasury Units or Growth PRIDES, and then tender the recreated Corporate Units or Income PRIDES. You may contact the information agent at its toll-free number, (800) 714-3312, or the co-dealer managers, at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase, for more information on how to recreate Corporate Units from Treasury Units or Income PRIDES from Growth PRIDES in order to participate in the applicable offer. See THE OFFERS--"Market and Recent Prices for the Securities."

WHAT IS THE MARKET VALUE OF MY SECURITIES AS OF A RECENT DATE?

     The Corporate Units and Income PRIDES are listed and traded on the New York Stock Exchange under the symbols "TXU PrC" and "TXU PrD," respectively.

     On September 14, 2004, the last full trading day on the New York Stock Exchange prior to the commencement of the offers, the last reported sales prices of the Corporate Units and Income PRIDES on the New York Stock Exchange were $47.75 per Corporate Unit and $48.00 per Income PRIDES.

     You are urged to obtain current market quotations for the Securities, as well as TXU Corp.'s common stock. For trading information regarding such securities, you may contact the information agent, toll free at (800) 714-3312, or the co-dealer managers, at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. See THE OFFERS--"Market and Recent Prices for the Securities."

HOW WILL PARTICIPATION IN THE OFFERS AFFECT MY RIGHTS WITH RESPECT TO THE SECURITIES?

     If your Securities are tendered and accepted in the applicable offer, you will receive the applicable purchase price with respect thereto, but you will give up all rights and obligations associated with ownership of such Securities, including any accrued or future interest or contract adjustment payments with respect to the Securities. See PURPOSES, EFFECTS AND PLANS--"Material Differences in the Rights of Security Holders as a Result of the Offers."

IF THE OFFERS ARE CONSUMMATED AND I DO NOT PARTICIPATE OR TXU CORP. DOES NOT ACCEPT ALL OF MY SECURITIES IN THE APPLICABLE OFFER, HOW WILL MY RIGHTS AND OBLIGATIONS UNDER MY UNTENDERED SECURITIES BE AFFECTED?

     The rights and obligations under the Corporate Units or Income PRIDES that remain outstanding after the consummation of the offers will not change as a result of the offers. However, if a sufficiently large number of Corporate

     Units or Income PRIDES, as the case may be, do not remain outstanding after the applicable offer, the trading market for the remaining outstanding Corporate Units or Income PRIDES, as applicable, may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Corporate Units or Income PRIDES. TXU Corp. does not intend to take any action to permit the delisting of the Securities and does not intend to take any action following the offers to terminate the registration of the Securities, which are now registered under the Exchange Act. See PURPOSES, EFFECTS AND PLANS--"Material Differences in the Rights of Security Holders as a Result of the Offers" and PURPOSES, EFFECTS AND PLANS--"Effects of the Offers on the Market for Securities; Registration under the Exchange Act; NYSE Listing."

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY SECURITIES IN THE OFFERS?

     A registered holder of Securities that tenders its Securities directly to the depositary will not need to pay any brokerage commissions to the co-dealer managers or stock transfer taxes. If you hold Securities through a broker or bank that is not a co-dealer manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Securities. See THE OFFERS--"Procedures for Tendering the Securities."

     If the depositary is instructed in the agent's message to make the payment for the Securities to the registered holder, you will not incur any brokerage commissions or stock transfer taxes. See THE OFFERS--"Purchase of the Securities; Payment of Purchase Price."

WHAT ARE THE TAX CONSEQUENCES OF TENDERING MY SECURITIES?

     Holders of the Securities may be subject to U.S. federal income taxation upon the receipt of cash from TXU Corp. in exchange for the Securities tendered. See PURPOSES, EFFECTS AND PLANS--"Material United States Federal Income Tax Consequences."

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFERS?

     Each of the offers is subject to conditions, which TXU Corp. may waive in its sole discretion. In particular, TXU Corp. will not be required to accept for payment any of the Securities tendered and may terminate or amend either offer

     o if any action or proceeding has been instituted or threatened that would, in TXU Corp.'s reasonable judgment, impair a contemplated purpose of such offer; or

     o if there has been, among other things, any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States.

     In addition, each of the offers are subject to the following conditions, which may be waived in TXU Corp.'s sole discretion:

     o there shall not have occurred or be likely to occur in TXU Corp's reasonable judgment any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of TXU Corp., its subsidiaries or its affiliates that would or might prohibit, prevent, restrict or delay consummation of the offer; and

     o no development shall have occurred which would, in the reasonable judgment of TXU Corp., materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of TXU Corp., its subsidiaries or its affiliates.

     Each of the offers is also subject to the non-waivable condition that TXU Corp. shall not have concluded based on discussions with the New York Stock Exchange that the Corporate Units or Income PRIDES are likely to be delisted as a result of the consummation of the applicable offer.

     Neither offer is conditioned upon the completion of the other offer. See THE OFFERS--"Conditions of the Offers."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFERS?

     D.F. King & Co., Inc. is acting as the information agent for the offers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Goldman, Sachs & Co. and UBS Securities LLC are acting as the co-dealer managers for the offers. You may call the information agent toll free or you may also contact the co-dealer managers. See the back cover of this Offer to Purchase for further information.

DO ANY OF TXU CORP.'S DIRECTORS OR EXECUTIVE OFFICERS BENEFICIALLY OWN ANY CORPORATE UNITS OR INCOME PRIDES?

     Yes. As of the date hereof, a director of TXU Corp. beneficially owns 1,000 Corporate Units.

                           FORWARD-LOOKING STATEMENTS

     Some of the information contained in this Offer to Purchase may contain forward-looking statements. All statements, other than statements of historical facts, that are included in this Offer to Purchase, as well as statements made in any supplement to this Offer to Purchase, in presentations, in response to questions or otherwise, that address activities, events or developments that TXU Corp. expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, development or operation of power production assets, market and industry developments and the growth of TXU Corp.'s business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook"), are forward-looking statements. Although TXU Corp. believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statement:

     o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Public Utility Commission of Texas, the Railroad Commission of Texas and the U.S. Nuclear Regulatory Commission with respect to:
          --   allowed rates of return;
          --   industry, market and rate structure;
          --   purchased power and recovery of investments;
          --   operations of nuclear generating facilities;
          --   acquisitions and disposal of assets and facilities;
          --   operation and construction of plant facilities;
          --   decommissioning costs;
          --   present or prospective wholesale and retail competition;
          --   changes in tax laws and policies; and
          --   changes in and compliance with environmental and safety laws and policies;

     o continued implementation of the legislation that restructured the electric utility industry in Texas to provide for competition;

     o    legal and administrative proceedings and settlements;

     o    general industry trends;

     o    power costs and availability;

     o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

     o unanticipated population growth or decline, and changes in market demand and demographic patterns;

     o changes in business strategy, development plans or vendor relationships;

     o    competition for retail and wholesale customers;

     o    access to adequate transmission facilities to meet changing demands;

     o pricing and transportation of crude oil, natural gas and other commodities;

     o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

     o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

     o    commercial bank market and capital market conditions;

     o competition for new energy development and other business opportunities;

     o inability of various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;

     o    changes in technology used by and services offered by TXU Corp.;

     o significant changes in TXU Corp.'s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     o significant changes in critical accounting policies material to TXU Corp.; and

     o    actions by credit rating agencies.

     Any forward-looking statement speaks only as of the date on which it is made, and, subject to applicable law TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them; nor can TXU Corp. assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                   THE OFFERS

THE OFFEROR

     TXU Corp., is offering to purchase the Securities, of which it is also the issuer. TXU Corp. is a Texas corporation. The mailing address of TXU Corp.'s principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201. TXU Corp.'s telephone number is (214) 812-4600.

NUMBER OF CORPORATE UNITS AND INCOME PRIDES; PRICES

   General

     TXU Corp. is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal:

          o up to 11,433,285 of its outstanding Corporate Units, at a purchase price to be calculated after 5:00 p.m.., New York City time, on October 8, 2004 (Pricing Date) as the sum of:

               o    0.3615 times the Weighted Average Price, plus

               o 0.5478 times the Weighted Average Price, if the Weighted Average Price is equal or below $45.64; otherwise, $25.00, plus

               o    $10.23,

               subject to a minimum price of $45.97 and a maximum price of $52.28 per Corporate Unit; and]

          o up to 8,700,000 of its outstanding Income PRIDES, at a purchase price to be calculated on the Pricing Date as the sum of:

               o    0.6940 times the Weighted Average Price, plus

               o    $19.15,

               subject to a minimum price of $46.43 and a maximum price of $52.50 per Income PRIDES.

     For purposes of these calculations "Weighted Average Price" means the arithmetic daily volume-weighted average price of TXU Corp.'s common stock, beginning on September 20, 2004 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for TXU Corp.'s common stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its "Volume at Price" (TXU UN [Equity] VAP [Go]) functions. The Weighted Average Price and the variable cash component of each Purchase Price will be rounded to the nearest whole cent.

   Sample Calculations of Purchase Price

     For purposes of illustration, the tables below indicate the total purchase price (and fixed and variable components thereof) that would be calculated on the basis of the formulas described above with respect to each of the Corporate Units and the Income PRIDES, assuming a range of Weighted Average Prices, as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual purchase prices with respect to either of the Securities will be subject to the minimum and maximum values described above.


CORPORATE UNITS

       ASSUMED                VARIABLE COMPONENT          FIXED COMPONENT               TOTAL
WEIGHTED AVERAGE PRICE        OF PURCHASE PRICE          OF PURCHASE PRICE          PURCHASE PRICE
      $47.17                     $42.05                     $10.23                    $52.28
      $46.30                     $41.74                     $10.23                    $51.97
      $45.43                     $41.31                     $10.23                    $51.54
      $44.55                     $40.51                     $10.23                    $50.74
      $43.68                     $39.72                     $10.23                    $49.95
      $42.81                     $38.93                     $10.23                    $49.16
      $41.93                     $38.13                     $10.23                    $48.36
      $41.06                     $37.34                     $10.23                    $47.57
      $40.19                     $36.54                     $10.23                    $46.77
      $39.31                     $35.74                     $10.23                    $45.97


INCOME PRIDES

                                  VARIABLE
         ASSUMED                  COMPONENT              FIXED COMPONENT               TOTAL
WEIGHTED AVERAGE PRICE        OF PURCHASE PRICE         OF PURCHASE PRICE         PURCHASE PRICE
          $48.05                      $33.35                  $19.15                  $52.50
          $47.17                      $32.74                  $19.15                  $51.89
          $46.30                      $32.13                  $19.15                  $51.28
          $45.43                      $31.53                  $19.15                  $50.68
          $44.55                      $30.92                  $19.15                  $50.07
          $43.68                      $30.31                  $19.15                  $49.46
          $42.81                      $29.71                  $19.15                  $48.86
          $41.93                      $29.10                  $19.15                  $48.25
          $41.06                      $28.50                  $19.15                  $47.65
          $40.19                      $27.89                  $19.15                  $47.04
          $39.31                      $27.28                  $19.15                  $46.43


     Security holders may obtain information on the daily volume weighted prices and closing prices with respect to TXU Corp.'s common stock throughout the offers by calling the information agent or any of the co-dealer managers for the offers, at their respective toll-free numbers set forth on the back cover of this Offer to Purchase. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, the information agent or the co-dealer manager will provide callers with a representative purchase price with respect to each offer, calculated as if such period ended on the preceding business day.

     In each case, subject to the terms and conditions of the offers as described herein and in the related letter of transmittal with respect to each offer, TXU Corp. will purchase the number of Corporate Units and Income PRIDES specified above or such lesser number as are validly tendered and not properly withdrawn in accordance with the procedures set forth under THE
OFFERS--"Withdrawal Rights."

     If holders validly tender more than 11,433,285 Corporate Units in the aggregate, TXU Corp. will accept an aggregate of not more than 11,433,285 Corporate Units, prorated among the tendering holders. If holders validly tender more than 8,700,000 Income PRIDES in the aggregate, TXU Corp. will accept an aggregate of not more than 8,700,000 Income PRIDES, prorated among the tendering holders. In addition, if TXU Corp. determines, in its reasonable discretion, with respect to either of these Securities that there is any likelihood that the New York Stock Exchange continued-listing condition may not be met if TXU Corp. purchased all such Securities tendered, TXU Corp. may accept a pro rata amount of such Securities tendered in the applicable offer to ensure that such Securities continue to be listed on the New York Stock Exchange after the consummation of such offer. Any Corporate Units or Income PRIDES tendered but not accepted because of proration will be returned to you. See THE OFFERS--"Priority and Proration."

     TXU Corp. is only offering to purchase Corporate Units and Income PRIDES. It is not offering to purchase Treasury Units or Growth PRIDES. If you own Treasury Units or Growth PRIDES and desire to participate in the applicable offer, you may recreate Corporate Units or Income PRIDES, as applicable, from your Treasury Units or Growth PRIDES, and then tender the recreated Corporate Units or Income PRIDES. You may contact the information agent or any of the co-dealer managers, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase, for more information on how to recreate Corporate Units from Treasury Units or Income PRIDES from Growth PRIDES in order to participate in the applicable offer.

     The term "expiration date" with respect to each offer means midnight, New York City time, on October 13, 2004, unless TXU Corp., in its sole discretion or pursuant to applicable law, extends the period of time during which such offer will remain open. If extended by TXU Corp., the term "expiration date" with respect to either offer will mean the latest time and date at which such offer, as extended, will expire. See THE OFFERS--"Extension of the Offers; Termination; Amendment" for a description of TXU Corp.'s right to extend, delay, terminate or amend the offers.

     All of the Securities TXU Corp. purchases in the offers will be purchased at the applicable purchase price, as determined on the Pricing Date.

     Subject to the proration provisions above, promptly following the expiration of each offer, TXU Corp. will accept for payment and pay for all Securities validly tendered (and not properly withdrawn) upon the terms and conditions of the offers. All Securities purchased by TXU Corp. in the offers will be cancelled and retired.

     All Securities validly tendered but not purchased because the offer is not completed will be returned to you at TXU Corp.'s expense promptly following the earlier of the termination or expiration of the applicable offer.

     You may withdraw your Securities from the offers by following the procedures described under THE OFFERS--"Withdrawal Rights."

     With respect to each offer, if TXU Corp.:

     o    adjusts the pricing formula, minimum price or maximum price, or

     o otherwise increases or decreases the prices to be paid for the Securities, or

     o decreases the number of the Securities TXU Corp. is seeking to purchase,

then the applicable offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under THE OFFERS--"Extension of the Offers; Termination; Amendment." The calculation of a purchase price on the basis of the formulas specified above with respect to each offer will not be considered an increase or decrease in the prices to be paid in the offer and will not require extension of the offer. For purposes of the offers, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

     Neither offer is conditioned on any minimum number of Securities being tendered, and neither offer is conditioned on the completion of the other offer. Each offer is, however, subject to the conditions discussed under THE OFFERS--"Conditions of the Offers."

PROCEDURES FOR TENDERING THE SECURITIES

     All of the Securities are held in book-entry form through the facilities of DTC.

     If you own Securities and wish to tender them in the offers, you should follow the instructions below.

     If you hold your Securities in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank or trust company, you will need to timely instruct your custodian or nominee to tender your Securities on your behalf prior to the expiration of the applicable offer in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

     In order to participate in the offers, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the Securities through its DTC account to tender those Securities in the applicable offer to the depositary prior to the expiration of the offer.

     If you hold Securities through a broker or bank that is not a co-dealer manager, however, you should ask your broker or bank to see if you will be charged a fee to tender your Securities through the broker or bank.

   The Role of a DTC Participant

     A DTC participant may tender Corporate Units pursuant to the Corporate Units offer or Income PRIDES pursuant to the PRIDES offer only by taking the following actions on or before midnight, New York City time, on the expiration date for the applicable offer:

     o delivering Corporate Units or Income PRIDES, as the case may be, by means of book-entry transfer into the depositary's applicable DTC account; and

     o transmitting a message to the depositary through the facilities of DTC, commonly referred to as an "agent's message," specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in this Offer to Purchase and the related letter of transmittal or by delivering a properly completed letter of transmittal.

     By taking these actions with respect to either offer, you and your custodian or nominee will be deemed to have agreed (i) to the terms and conditions of such offer as set forth in this Offer to Purchase and the related letter of transmittal and (ii) that TXU Corp. and the depositary may enforce the terms and conditions against you and your custodian or nominee.

     The DTC participants' agent's messages or the letter of transmittal should be delivered only to the depositary. The depositary will not accept any tender materials other than the letter of transmittal or the DTC participants' agent's messages.

   General Provisions

     The method of delivery of securities and all other documents or instructions including, without limitation, the agent's messages and the letter of transmittal, is at your risk.

     A tender will be deemed to have been received only when the depositary receives both (i) a duly completed agent's message through the facilities of DTC at the depositary's applicable DTC account or a properly completed letter of transmittal and (ii) confirmation of book-entry transfer of the Securities into the depositary's applicable DTC account.

     TXU Corp. shall, in its reasonable discretion, resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. TXU Corp. reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may, in the opinion of TXU Corp.'s counsel, be unlawful or to waive any irregularities. TXU Corp.'s interpretation of the terms and conditions of the offers will be final and binding. TXU Corp. shall not be obligated to give any notice of any defects or irregularities in tenders and shall not incur any liability for failure to give that notice. The depositary may, but shall not be obligated to, give notice to the tendering holders of any irregularities or defects in tenders, and shall not incur any liability for any failure to give that notice. Securities will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered securities will be returned without cost to the tendering holder promptly after the expiration date, unless the irregularities and defects of that tender are timely cured or waived, by book-entry delivery through DTC to the accounts of the applicable DTC participants.

     Securities being tendered must be delivered to the depositary in accordance with the procedures described in this Offer to Purchase on or before the expiration date for the applicable offer.

     The Securities being tendered and either (i) the completed DTC participant's agent's message or (ii) the completed and duly executed letter of transmittal must be received by the depositary in accordance with the terms described in this Offer to Purchase by midnight, New York City time, on the expiration date for the applicable offer.

   Your Representation and Warranty; TXU Corp.'s Acceptance Constitutes an Agreement

     A tender of Corporate Units or Income PRIDES under the procedures described above will constitute your acceptance of the terms and conditions of the applicable offer, as well as your representation and warranty to TXU Corp. that:

     o you have a "net long position" in the Corporate Units or Income PRIDES at least equal to the Corporate Units or Income PRIDES tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     o the tender of Corporate Units or Income PRIDES, as applicable, complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender securities for that person's own account unless, at the time of tender, the person so tendering

     o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     o will deliver or cause to be delivered the securities in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person.

     In addition, by instructing your custodian or nominee to tender your Corporate Units or Income PRIDES in the applicable offer, you are representing, warranting and agreeing that:

     o you have received and read a copy of this Offer to Purchase and the related letter of transmittal and understand and agree to be bound by all the terms and conditions of the applicable offer;

     o    you have full power and authority to tender your Securities;

     o you have assigned and transferred the Securities to the depositary and irrevocably constitute and appoint the depositary as your true and lawful agent and attorney-in-fact to cause your Securities to be tendered in the applicable offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

     o your Securities are being tendered, and will, when accepted by the depositary, be, free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the applicable offer; and

     o you will, upon TXU Corp.'s request or the request of the depositary, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the Securities.

     Your custodian or nominee, by delivering, or causing to be delivered, the Securities and the completed agent's message or letter of transmittal, to the depositary is representing and warranting that you, as owner of the Securities, have represented, warranted and agreed to each of the above.

     TXU Corp.'s acceptance for payment of Corporate Units or Income PRIDES tendered under the applicable offer will constitute a binding agreement between you and TXU Corp. upon the terms and conditions of the applicable offer described in this and the related documents.

   Return of Securities in the Event Offer Not Completed

     If any validly tendered Securities are not purchased because the applicable offer was not completed or as a result of proration, such unpurchased Securities will be returned without cost to the tendering holder promptly after the earlier of the termination and the expiration of the applicable offer by book-entry delivery through DTC to the accounts of the applicable DTC participants. Also see THE OFFERS--"Priority and Proration."

   Backup Withholding and Information Reporting

     For a discussion of the material United States federal income tax consequences to tendering holders, see PURPOSES, EFFECTS AND PLANS--"Material United States Federal Income Tax Consequences."

WITHDRAWAL RIGHTS

     Securities tendered in either of the offers may be withdrawn at any time before the expiration of the applicable offer and, unless accepted for payment by TXU Corp. after the expiration of such offer, may also be withdrawn at any time after midnight, New York City time, on November 10, 2004. Except as otherwise provided in this section, tenders of Corporate Units and Income PRIDES are irrevocable.

     For a withdrawal of Securities to be effective, the withdrawal must be effected through ATOP. The depositary must receive an agent's message specifying the name of the tendering holder, the amount of Securities to be withdrawn and the number of the account at DTC to be credited with the withdrawn Securities and you must otherwise comply with DTC procedures.

     If you tendered your Securities through a custodian or nominee and wish to withdraw such Securities, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Securities will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering those Securities, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

     Through DTC, the depositary will return to tendering holders all Securities in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by TXU Corp., in its reasonable discretion, and such determination will be final and binding. Neither TXU Corp., nor any of the depositary, the co-dealer managers, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the offers unless the withdrawn Securities are properly re-tendered before the expiration of the applicable offer by following the procedures described under THE
OFFERS--"Procedures for Tendering the Securities."

     If TXU Corp. extends the applicable offer, is delayed in its acceptance for payment of Securities, or is unable to accept for payment Securities under the applicable offer for any reason, then, without prejudice to TXU Corp.'s rights under the offers, the depositary may, subject to applicable law, retain tendered Securities on TXU Corp.'s behalf, and such Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

PURCHASE OF THE SECURITIES; PAYMENT OF PURCHASE PRICE

     Upon the terms and conditions of each offer, including the proration provisions described below, promptly following the expiration date of the applicable offer, TXU Corp. will accept for payment and pay for, and thereby purchase, the Securities validly tendered in such offer and not properly withdrawn.

     TXU Corp. will be deemed to have accepted for payment and therefore purchased Securities that are validly tendered and not properly withdrawn only when, as and if it gives notice to the co-dealer managers and the depositary, as applicable, of its acceptance of the such Securities for payment.

     Upon the terms and conditions of each offer, promptly after the expiration date for the applicable offer, TXU Corp. will accept for payment and pay the applicable purchase price for up to 11,433,285 Corporate Units and up to 8,700,000 Income PRIDES, or such lesser number of Corporate Units or Income PRIDES, as applicable, as are validly tendered and not properly withdrawn.

     TXU Corp. will pay the aggregate purchase price for each of the Securities purchased pursuant to the applicable offer to the depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from TXU Corp. and transmitting payment to the tendering holders.

     TXU Corp. will not pay interest on the purchase price, or any contract adjustment payments with respect to any of the Securities, regardless of any delay in making such payment on the part of the depositary. In addition, if certain events occur, TXU Corp. may not be obligated to purchase Securities in either offer. See the conditions to the offers under THE OFFERS--"Conditions of the Offers."

     TXU Corp. will pay all stock transfer taxes, if any, payable on the transfer to it of Securities purchased under the offers. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder, or (ii) Securities tendered but not accepted for purchase are to be registered in the name of any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

PRIORITY AND PRORATION

   Priority of tenders

     Upon the terms and subject to the conditions of the Corporate Units offer and PRIDES offer, if 11,433,285 or fewer Corporate Units or 8,700,000 or fewer Income PRIDES, respectively, are validly tendered and not properly withdrawn on or prior to the expiration of the applicable offer, TXU Corp. will accept for purchase all validly tendered Corporate Units and Income PRIDES if, and only if it has concluded, on the basis of discussions with the New York Stock Exchange, that the acceptance of such tendered Corporate Units or Income PRIDES is not likely to result in the de-listing of the Corporate Units or Income PRIDES from the New York Stock Exchange. See PURPOSES, EFFECTS AND PLANS--"Effects of the Offers on the Market for Securities; Registration under the Exchange Act; NYSE Listing."

     The New York Stock Exchange may consider de-listing the outstanding Corporate Units or Income PRIDES if, following the consummation of the applicable offer, the number of publicly-held Corporate Units or Income PRIDES, as the case may be, is less than 100,000, the number of holders of such securities is less than 100, the aggregate market value of such securities is less than $1 million or for any other reason based on the suitability for the continued listing of such securities in light of all pertinent facts as determined by the New York Stock Exchange.

     Upon the terms and subject to the conditions of the Corporate Units offer, if more than 11,433,285 of Corporate Units are validly tendered and not properly withdrawn on or prior to the expiration of the Corporate Units offer, TXU Corp. will accept Corporate Units from all holders who validly tender and do not properly withdraw Corporate Units, on a pro rata basis with appropriate adjustment to avoid fractional units. In addition, if TXU Corp. determines, in its reasonable discretion, that there is any likelihood that the New York Stock Exchange continued-listing condition may not be met, TXU Corp. may accept a pro rata amount of the Corporate Units tendered in the Corporate Units offer to ensure that the Corporate Units continue to be eligible to be listed on the New York Stock Exchange after the consummation of the offer. Any Corporate Units tendered but not accepted because of proration will be returned to you.

     Upon the terms and subject to the conditions of the PRIDES offer, if more than 8,700,000 of Income PRIDES are validly tendered and not properly withdrawn on or prior to the expiration of the PRIDES offer, TXU Corp. will accept Income PRIDES from all holders who validly tender and do not properly withdraw Income PRIDES, on a pro rata basis with appropriate adjustment to avoid fractional units. In addition, if TXU Corp. determines, in its reasonable discretion, that there is any likelihood that the New York Stock Exchange continued-listing condition may not be met, TXU Corp. may accept a pro rata amount of the Income PRIDES tendered in the PRIDES offer to ensure that the Income PRIDES continue to be eligible to be listed on the New York Stock Exchange after the consummation of the offer. Any Income PRIDES tendered but not accepted because of proration will be returned to you.

     If, for any reason, proration of tendered Corporate Units or Income PRIDES is required, TXU Corp. will determine the final proration factor applicable thereto promptly after the expiration date of the applicable offer. Proration for each holder validly tendering Corporate Units or Income PRIDES will be based on the ratio of the number of Corporate Units or Income PRIDES validly tendered by the holder to the total number of Corporate Units or Income PRIDES validly tendered by all holders. This ratio will be applied to holders tendering the Corporate Units or Income PRIDES, as applicable, to determine the number of Corporate Units or Income PRIDES, rounded up or down as nearly as practicable to the nearest whole unit, that will be purchased from each holder pursuant to the offers.

     If TXU Corp. decides to prorate the Corporate Units offer or the PRIDES offer such that it will only accept an aggregate number of Corporate Units or Income PRIDES, as applicable, that is lower than the number of such securities it is currently seeking to purchase, it will extend the tender offer for a period of ten business days and provide holders with notice of such extension as described below under --"Extension of the Offers; Termination; Amendment."

     As described in the section of this Offer to Purchase entitled PURPOSES, EFFECTS AND PLANS--"Material United States Federal Income Tax Consequences," you may be required to recognize taxable gain with respect to the transaction. If you are required to recognize taxable gain, the adjusted basis you have in the senior notes that are part of your Corporate Units or Income PRIDES will affect the United States federal income tax consequences of the tender to you. If any of your senior notes have an adjusted basis that is different from any of your other senior notes and TXU Corp. prorates the tendered Corporate Units or Income PRIDES, you may wish to designate the order of priority in which your Corporate Units or Income PRIDES are to be purchased in the tender. Your letter of transmittal or agent's message provides you the opportunity to designate the order of priority in which Corporate Units or Income PRIDES are to be purchased, if TXU Corp. prorates the tendered Corporate Units or Income PRIDES.

CONDITIONS OF THE OFFERS

     Notwithstanding any other provision of the offers, each offer is subject to the non-waivable condition that TXU Corp. shall not have concluded based on discussions with the New York Stock Exchange that the Corporate Units or Income PRIDES, as the case may be, are likely to be delisted as a result of such offer.

     In addition, notwithstanding any other provision of the offers, TXU Corp. will not be required to accept for payment, purchase or pay for Securities tendered in an offer, and may terminate or amend either offer or may postpone the acceptance for payment of, or the purchase of and the payment for Securities in an offer, in each case subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities tendered promptly after the termination or withdrawal of a tender offer, if any of the following events have occurred:

     o there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all the Corporate Units or Income PRIDES under such offer or otherwise relates in any manner to the offer, including the other conditions to the offer or which, in TXU Corp.'s reasonable judgment, would or might impair a contemplated purpose of the offer;

     o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to TXU Corp. or any of its subsidiaries, by any court or any authority, agency or tribunal that, in TXU Corp.'s reasonable judgment, would or might directly or indirectly

          (i) make the acceptance for payment of, or payment for, some or all the Corporate Units, or Income PRIDES illegal or otherwise restrict or prohibit completion of the offer or impair a contemplated purpose of the offer; or

          (ii) delay or restrict TXU Corp.'s ability, or render TXU Corp. unable, to accept for payment or pay for a portion or all of the Corporate Units or Income PRIDES;

     o there shall have occurred or be likely to occur in TXU Corp's reasonable judgment any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of TXU Corp., its subsidiaries or its affiliates that would or might prohibit, prevent, restrict or delay consummation of the offer; or

     o    there has occurred any of the following:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

         (iii) the commencement or material escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or

          (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in TXU Corp.'s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or

          (v) any development which would, in the reasonable judgment of TXU Corp., materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of TXU Corp., its subsidiaries or its affiliates.

     Neither offer is conditioned on the completion of the other offer.

     The conditions to each offer are for TXU Corp.'s sole benefit and may be asserted by it regardless of the circumstances (including any action or inaction by TXU Corp.) giving rise to any such condition and, where permissible, may be waived by it, in whole or in part at any time up until the expiration of such offer in its sole discretion. TXU Corp.'s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of the applicable offer. Any determination or judgment by TXU Corp. concerning the events described above will be final and binding on all parties.

MARKET AND RECENT PRICES FOR THE SECURITIES

     TXU Corp.'s Corporate Units, Income PRIDES and common stock are listed on the New York Stock Exchange under the symbols "TXU PrC," "TXU PrD" and "TXU," respectively. The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for the Corporate Units, Income PRIDES and common stock on the New York Stock Exchange.


--------------------------------------------------------------------------------------------------------------------
CALENDAR PERIOD                CORPORATE UNITS                INCOME PRIDES                   COMMON STOCK
--------------------------------------------------------------------------------------------------------------------
                                 High            Low            High           Low           High              Low
                                 ----            ---            ----           ---           ----              ---
--------------------------------------------------------------------------------------------------------------------
Quarterly
--------------------------------------------------------------------------------------------------------------------
                  2002
                  ----
--------------------------------------------------------------------------------------------------------------------
          Third quarter         $54.60         $39.93          $50.50        $37.54         $51.85           $33.65
--------------------------------------------------------------------------------------------------------------------
         Fourth quarter          45.84          20.08           42.22         20.80          40.00            10.20
--------------------------------------------------------------------------------------------------------------------
                  2003
                  ----
--------------------------------------------------------------------------------------------------------------------
          First quarter          30.60          23.87           30.44         24.65          20.37            15.00
--------------------------------------------------------------------------------------------------------------------
         Second quarter          33.29          27.54           34.70         28.20          22.87            17.54
--------------------------------------------------------------------------------------------------------------------
          Third quarter          34.94          30.85           35.84         31.99          23.70            19.59
--------------------------------------------------------------------------------------------------------------------
         Fourth quarter          34.79          30.60           35.59         29.79          23.96            20.87
--------------------------------------------------------------------------------------------------------------------
                  2004
                  ----
--------------------------------------------------------------------------------------------------------------------
          First quarter          38.04          33.80           39.28         33.64          30.04            23.35
--------------------------------------------------------------------------------------------------------------------
         Second quarter          47.77          34.25           45.70         35.75          40.72            27.15
--------------------------------------------------------------------------------------------------------------------
Monthly
--------------------------------------------------------------------------------------------------------------------
                  2004
                  ----
--------------------------------------------------------------------------------------------------------------------
                   July          48.18          45.62           46.39         43.62          41.60            38.36
--------------------------------------------------------------------------------------------------------------------
                 August          46.76          45.82           46.40         44.44          41.68            39.64
--------------------------------------------------------------------------------------------------------------------
September 1 through              48.06          45.82           48.39         46.20          44.44            41.52
September 14, 2004
--------------------------------------------------------------------------------------------------------------------

(1) The Corporate Units began trading on the New York Stock Exchange on October 11, 2001.
(2) The Income PRIDES began trading on the New York Stock Exchange on May 31, 2002.

     The last reported sales prices of TXU Corp.'s Corporate Units, Income PRIDES and common stock on the New York Stock Exchange on September 14, 2004 were $47.75, $48.00 and $43.68, respectively. TXU CORP. URGES YOU TO OBTAIN MORE CURRENT MARKET PRICE INFORMATION FOR TXU CORP.'S CORPORATE UNITS, INCOME PRIDES AND COMMON STOCK DURING OFFER PERIODS.

     At September 15, 2004, there were 11,533,285 Corporate Units and 8,800,000 Income PRIDES outstanding.

SOURCE AND AMOUNT OF FUNDS

     TXU Corp. would need approximately $1.055 billion to purchase (i) all 11,433,285 Corporate Units being sought in the Corporate Units offer at the maximum purchase price of $52.28 per Corporate Unit and (ii) all 8,700,000 Income PRIDES being sought in the PRIDES offer at the maximum purchase price of $52.50 per Income PRIDES. TXU Corp. expects to use cash on hand, free cash flow and/or borrowings by its subsidiary, TXU Energy Company LLC, under its credit facility, to pay for all Securities TXU Corp. purchases in the offers. TXU Energy Company's credit facility, which is a joint facility it shares with another wholly-owned subsidiary of TXU Corp., has the following three tranches
(i) a $1.4 billion unsecured three-year revolving facility which expires in June 2007, (ii) a $500 million unsecured five-year revolving facility which expires in June 2009 and (iii) a $600 million unsecured 364-day facility which expires in June 2005. JPMorgan Chase Bank acts as Administrative Agent under this credit facility. As of September 14, 2004, there was approximately $2.19 billion of availability under this credit facility. While TXU Corp. does not currently have any formal plans or arrangements to repay any such borrowings, TXU Corp. may use the net proceeds that it receives from the sale of substantially all of the assets of its subsidiary, TXU Gas Company, which is more fully discussed in this Offer to Purchase under PURPOSES, EFFECTS AND PLANS - "Plans and Initiatives - Sales Transactions," to repay any such borrowings.

EXTENSION OF THE OFFERS; TERMINATION; AMENDMENT

     TXU Corp. reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which either offer is open, and to delay acceptance for payment of, and payment for, any Corporate Units or Income PRIDES by giving notice of such extension to the depositary and making a public announcement of such extension. TXU Corp. also reserves the right, in its sole discretion, to terminate the offers and not accept for payment or pay for any Corporate Units or Income PRIDES or, subject to applicable law, to postpone payment for Corporate Units or Income PRIDES if any conditions to the applicable offer fail to be satisfied by giving notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. TXU Corp.'s reservation of the right to delay acceptance for payment or to delay payment for Corporate Units or Income PRIDES which it has accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires payment of the consideration offered or return of the Corporate Units or Income PRIDES, as applicable, promptly after termination or withdrawal of the applicable offer.

     Subject to compliance with applicable law, TXU Corp. further reserves the right, in its sole discretion, and regardless of whether or not any of the events or conditions described under THE OFFERS--"Conditions of the Offers" have occurred or are deemed by it to have occurred, to amend the offers in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offers to holders of Corporate Units or, Income PRIDES or by decreasing the number of Corporate Units or Income PRIDES being sought in the offers. Amendments to the offers may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

     Without limiting the manner in which TXU Corp. may choose to make a public announcement, except as required by applicable law, it has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

     If TXU Corp. materially changes the terms of an offer or the information concerning such offer, it will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to each offer, if TXU Corp.:

     o    adjusts the pricing formula, the minimum price or maximum price, or

     o otherwise increases or decreases the prices to be paid for the Corporate Units or Income PRIDES, or

     o decreases the number of Corporate Units or Income PRIDES TXU Corp. is seeking to purchase in the applicable offer,

then the applicable offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under THE OFFERS--"Extension of the Offers; Termination; Amendment." The calculation of a purchase price on the basis of the formulas specified above with respect to each offer will not be considered an increase or decrease in the prices to be paid in the offer and will not require extension of the offer. For purposes of the offers, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

     Other than an extension of an offer, TXU Corp. is not aware of any circumstance that would cause it to delay acceptance of any validly tendered Corporate Units or Income PRIDES.

PERSONS EMPLOYED IN CONNECTION WITH THE OFFERS

   Depositary

     The Bank of New York has been appointed as the depositary for the offer. TXU Corp. has agreed to pay the depositary reasonable and customary fees for its services. All documents, if any, required to be delivered to the depositary should be sent or delivered to the depositary at the address set forth on the back cover of this Offer to Purchase. Delivery of a letter of transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the letter of transmittal or such instructions. See THE OFFERS--"Procedures for Tendering the Securities."

   Information Agent

     D.F.King & Co., Inc. has been appointed as the information agent for the offers. TXU Corp. has agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or of the letter of transmittal should be directed to the information agent at the address set forth on the back cover of this Offer to Purchase.

   Co-Dealer Managers

     The co-dealer managers for the offers are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Goldman, Sachs & Co. and UBS Securities LLC. TXU Corp. has agreed to pay the co-dealer managers customary fees for their services as co-dealer managers in connection with these offers.

     Each of the co-dealer managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to TXU Corp. and its subsidiaries. The co-dealer managers have received, and may in the future receive, customary compensation from TXU Corp. and its subsidiaries for such services. The co-dealer managers may from time to time hold Securities and shares of TXU Corp.'s common stock in their proprietary accounts, and, to the extent they own Securities in these accounts at the time of the tender offer, the co-dealer managers may tender these Securities.

   Soliciting Dealer Fees

     TXU Corp. will pay a fee to soliciting dealers of an amount equal to $0.125 for each validly tendered and accepted Security in the offers from beneficial owners whose ownership is equal to or fewer than 5,000 Securities. Any fees payable pursuant to this paragraph shall be paid in full to any co-dealer manager or other person designated, as described herein, as soliciting dealer, if any. Reference to a soliciting dealer shall include a co-dealer manager designated as a soliciting dealer.

     A designated soliciting dealer is an entity obtaining the tender, if the applicable letter of transmittal or agent's message includes its name under the heading "Solicited Tenders Box," and it is:

     o a broker or dealer in securities, including the co-dealer managers in their capacities as a dealer or broker, which is a member of any national securities exchange or of the NASD;

     o a foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member; or

     o    a bank or trust company.

     Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the offer consist solely of forwarding to clients materials relating to the offer, including the applicable letter of transmittal, and tendering Securities as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of Securities as to whether to tender or refrain from tendering in the offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the offer, the term "solicit" shall be deemed to mean no more than "processing securities tendered" or "forwarding to customers materials regarding the offer."

     No such soliciting dealer fee shall be payable to a soliciting dealer with respect to the tender of Securities by a holder unless the letter of transmittal or agent's message accompanying such tender designates such soliciting dealer. No such fee shall be paid to a soliciting dealer with respect to Securities tendered for such soliciting dealer's own account. If tendered Securities are registered in the name of such soliciting dealer, no such fee shall be payable unless such Securities are held by such soliciting dealer as nominee and such Securities are being tendered for the benefit of one or more beneficial owners identified on the applicable letter of transmittal. You should complete the "Solicited Tenders Box" in the applicable letter of transmittal or agent's message to designate a soliciting dealer. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of TXU Corp., the depositary, the information agent or a dealer manager for purposes of the offer.

     By accepting any soliciting dealer fee, a person shall be deemed to have represented that:

     o it has complied with the applicable requirements of the Exchange Act, and the applicable rules and regulations thereunder, in connection with such solicitation;

     o it is entitled to such compensation for such solicitation under the terms and conditions of the offer;

     o in soliciting tenders of Securities, it has used no soliciting materials other than those furnished by TXU Corp.; and

     o if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD's Rules of Fair Practice in making solicitations.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE SECURITIES

     As of the date hereof, none of executive officers or directors owns any Securities, except J.E. Oesterreicher, a director of TXU Corp., who benefically owns 1,000 Corporate Units, which represent less than 0.01% of the outstanding Corporate Units. He is entitled to particpate in the offers on the same terms as all other participants.

MISCELLANEOUS

     This Offer to Purchase and the related letter of transmittal will be mailed to record holders of TXU Corp.'s Corporate Units and Income PRIDES and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on TXU Corp.'s list of holders of Corporate Units or Income PRIDES or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Corporate Units or Income PRIDES.

     TXU Corp. is not aware of any jurisdiction where the making of the offers is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the offers or the acceptance of Corporate Units or Income PRIDES pursuant thereto is not in compliance with applicable law, it will make a good faith effort to comply with the applicable law. If, after such good faith effort, it cannot comply with the applicable law, the offers will not be made to (nor will tenders be accepted from or on behalf of) the holders of Corporate Units or Income PRIDES, as the case may be, in such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, TXU Corp. has filed a statement on Schedule TO, which contains additional information with respect to the offers. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under WHERE YOU FIND MORE INFORMATION.

                           PURPOSES, EFFECTS AND PLANS

PURPOSES OF THE OFFERS

     The principal purpose for the offers is to facilitate TXU Corp.'s debt and capital management program. To the extent any Corporate Units or Income PRIDES are tendered and accepted, TXU Corp. will reduce long-term debt outstanding, and will reduce the high fixed charge associated with such Securities (annual cash distributions at a rate of 8.75% and 8.125% for the Corporate Units and Income PRIDES, respectively). In addition, TXU Corp. will not be required to issue any common stock pursuant to the terms of the stock purchase contracts that are a component of any tendered Corporate Units and Income PRIDES, eliminating the dilution that would have been caused by any such issuances, or remarket the senior notes that are components of such Equity Units or Income PRIDES.

FUTURE PURCHASES

     Following completion of the offers, TXU Corp. may repurchase additional Securities that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Securities that remain outstanding after the offers may be on terms that are more or less favorable than the applicable offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit TXU Corp. and its affiliates from purchasing any Securities other than pursuant to the applicable offers until ten business days after the expiration date of the applicable offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of TXU Corp.'s business.

MATERIAL DIFFERENCES IN THE RIGHTS OF SECURITY HOLDERS AS A RESULT OF THE OFFERS

   Effects on the holders of Securities tendered and accepted in the offers

     If your Securities are tendered and accepted in the offers, you will receive the applicable purchase price per Security tendered and accepted, but will give up rights and obligations associated with ownership of such Securities. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Securities and the tender is accepted. The summary below does not purport to describe all of the terms of the Securities. Please refer (i) with respect to the Corporate Units, to the prospectus supplement, dated October 10, 2001, to the prospectus, dated October 5, 2001 and (ii) with respect to the Income PRIDES, to the prospectus supplement, dated May 31, 2002, to the prospectus, dated March 27, 2002. See WHERE YOU CAN FIND MORE INFORMATION.

     CORPORATE UNITS
     ---------------

     Cash Distributions. Under the terms of the Corporate Units, for each Corporate Unit you continue to hold you would be entitled to receive the following cash distributions (assuming you do not elect to early settle in cash the stock purchase contract that is a component of such Corporate Unit):

     o total cash distributions at the rate of 8.75% of $50 per year, payable quarterly in arrears, until November 16, 2004; and

     o total cash distributions at the rate of 8.75% of $25 per year, payable quarterly in arrears, thereafter until November 16, 2005.

     Obligation to Purchase TXU Corp.'s Common Stock. If you continue to hold Corporate Units after the completion of the offers, the purchase contract that is a component of your Corporate Unit would continue to obligate you to purchase on each of November 16, 2004 and November 16, 2005, for $25, a fraction of a newly issued share of TXU Corp.'s common stock equal to the settlement rate. The settlement rate, which is subject to anti-dilution adjustments, would be calculated as follows:

     o if the applicable market value of TXU Corp.'s common stock is less than or equal to $45.64, the settlement rate will be 0.5478;

     o if the applicable market value of TXU Corp.'s common stock is equal to or greater than $55.68, the settlement rate will be 0.4490; and

     o if the applicable market value of TXU Corp.'s common stock is less than $55.68. but greater than $45.64, the settlement rate will be equal to $25 divided by the applicable market value.

     "Applicable market value" means the average of the closing price per share of TXU Corp.'s common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2004 and November 16, 2005, as the case may be. See THE OFFERS--"Market and Recent Prices for Securities."

     Remarketing Proceeds. In addition, if you continue to hold a Corporate Unit, you may be entitled to receive certain remarketing proceeds in the future. Under the terms of the Corporate Units, the Series L Senior Note that is a component of each Corporate Unit is expected to be remarketed on the third business day immediately preceding August 16, 2005 (or on the third business day immediately preceding November 16, 2005 if the initial remarketing is unsuccessful). With respect to the remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the Series L Senior Notes equal to approximately 100.5% of the purchase price of the applicable Treasury portfolio to be purchased by the collateral agent and substituted for the Series L Senior Notes pledged to secure a holder's obligation to purchase TXU Corp.'s common stock. If, and only if, your Series L Senior Notes are successfully remarketed, you may be entitled to receive a pro rata share of any remarketing proceeds that exceed the sum of (i) the purchase price for the applicable Treasury portfolio and (ii) the remarketing fee to be paid to the remarketing agent, which may not exceed 25 basis points (0.25%) of the applicable Treasury portfolio purchase price. There is no guarantee that your Series L Senior Notes will be successfully remarketed or that there will be any such excess remarketing proceeds.

     Early Settlement. If you continue to hold a Corporate Unit and elect to early settle the stock purchase contract that is a component of such Corporate Unit for cash prior to November 16, 2004, the settlement rate, which would reflect the settlement of both portions of your stock purchase contract (i.e., the purchase obligations on each of November 16, 2004 and November 16, 2005), would be 0.8980, and if such early settlement for cash were to occur after November 16, 2004, the settlement rate would be 0.4490. Until November 16, 2004, you may only settle early in integral multiples of 1,600,000 Corporate Units. Upon such settlement, you would no longer be entitled to contract adjustment payments, but would continue to receive the following interest payments from TXU
Corp.:

     o 5.45% of $25 per year until November 16, 2007 with respect to the Series L Senior Notes (assuming the early settlement occurred prior to a successful remarketing of the Series L Senior Notes).

     However, such interest rate is subject to being reset either on August 16, 2005, if the initial remarketing on the third business day prior to August 16, 2004 has been successful, or otherwise on November 16, 2005. If reset in connection with the initial remarketing, the interest rate for the Series L Senior Notes will be reset at the rate that results in the Series L Senior Notes having an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price; if reset in connection with a remarketing on the third business day prior to November 16, 2005, the reset rate will be the rate that results in the Series L Senior Notes having an approximate market value on the reset date of 100.5% of the principal amount, in each case subject to TXU Corp.'s right to limit the reset rate to two hundred basis points (2.0%) over the yield on the benchmark Treasury as well as applicable law. If neither remarketing is successful, the interest rate on the Series L Senior Notes will not be reset. To the extent that you elect to have any of your Series L Senior Notes remarketed, however, and the remarketing is successful, you will no longer own such Series L Senior Notes so remarketed or be entitled to such interest payments.

     In addition, if the early settlement occurred prior to November 16, 2004, you would also be entitled to receive the applicable ownership interest in the treasury portfolio that was substituted for your Series K Senior Notes following the remarketing on August 11, 2004, which treasury portfolio matures on or prior to November 16, 2004.

     In connection with an early settlement after November 16, 2004, for each Corporate Unit, you would pay $25 and would receive 0.4490 shares of TXU Corp.'s common stock. As a holder of such common stock, you would be entitled to future dividends or other distributions, if any, with respect to the common stock.

     INCOME PRIDES
     -------------

     Cash Distributions. Under the terms of the Income PRIDES, for each Income PRIDES you continue to hold you would be entitled to receive the following cash distributions (assuming you do not elect to early settle in cash the stock purchase contract that is a component of such Income PRIDES):

     o total cash distributions at the rate of 8.125% of $50 per year, payable quarterly in arrears, until May 16, 2006.

     Obligation to Purchase TXU Corp.'s Common Stock. If you continue to hold Income PRIDES after the completion of the offers, the purchase contract that is a component of your Income PRIDES would continue to obligate you to purchase on May 16, 2006, for $50, a fraction of a newly issued share of TXU Corp.'s common stock equal to the settlement rate. The settlement rate, which is subject to anti-dilution adjustments, would be calculated as follows:

     o if the applicable market value of TXU Corp.'s common stock is less than or equal to $51.15, the settlement rate will be 0.9775;

     o if the applicable market value of TXU Corp.'s common stock is equal to or greater than $62.9145, the settlement rate will be 0.7947; and

     o if the applicable market value of TXU Corp.'s common stock is less than $62.9145 but greater than $51.15, the settlement rate will be equal to $50 divided by the applicable market value.

     "Applicable market value" means the average of the closing price per share of TXU Corp.'s common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 16, 2006. See THE OFFERS--"Market and Recent Prices for Securities."

     Remarketing Proceeds. In addition, if you continue to hold an Income PRIDES you may be entitled to receive certain remarketing proceeds in the future. Under the terms of the Income PRIDES, the Series M Senior Note that is a component of each Income PRIDES is expected to be remarketed on the third business day immediately preceding the initial reset date (which may be any business day TXU Corp. selects in its sole discretion from November 16, 2005 to February 16,
2006) or on the third business day immediately preceding May 16, 2006 if the initial remarketing is unsuccessful. With respect to the remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the Series M Senior Notes equal to approximately 100.5% of the purchase price of the applicable Treasury portfolio to be purchased by the collateral agent and substituted for the Series M Senior Notes pledged to secure a holder's obligation to purchase TXU Corp.'s common stock. If, and only if, your Series M Senior Notes are successfully remarketed, you may be entitled to receive a pro rata share of any remarketing proceeds that exceed the sum of (i) the purchase price for the applicable Treasury portfolio and (ii) the remarketing fee to be paid to the remarketing agent, which may not exceed 25 basis points (0.25%) of the applicable Treasury portfolio purchase price. There is no guarantee that your Series M Senior Notes will be successfully remarketed or that there will be any such excess remarketing proceeds.

     Early Settlement. If you continue to hold an Income PRIDES and elect to early settle the stock purchase contract that is a component of such Income PRIDES for cash prior to May 16, 2006, the settlement rate would be 0.7947. Upon such settlement, you would no longer be entitled to contract adjustment payments, but would continue to receive the following interest payments from TXU Corp. with respect to your Series M Senior Notes:

     o 5.8% of $50 per year until May 16, 2008 (assuming the early settlement occurred prior to a successful remarketing of the Series M Senior Notes).

     However, such interest rate is subject to being reset either in connection with an initial remarketing between November 16, 2005 and February 16, 2006, if the initial remarketing has been successful, or otherwise on May 16, 2006. If reset in connection with the initial remarketing, the interest rate for the Series M Senior Notes will be reset at the rate that results in the Series M Senior Notes having an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price; if reset in connection with a remarketing on the third business day prior to May 16, 2006, the reset rate will be the rate that results in the Series M Senior Notes having an approximate market value on the reset date of 100.5% of the principal amount, in each case subject to TXU Corp.'s right to limit the reset rate to two hundred basis points (2.0%) over the yield on the benchmark Treasury as well as applicable law. If neither remarketing is successful, the interest rate on the Series M Senior Notes will not be reset. To the extent that you elect to have any of your Series

M Senior Notes remarketed, however, and the remarketing is successful, you will no longer own such Series M Senior Notes so remarketed or be entitled to such interest payments.

     In connection with an early settlement, for each Income PRIDES, you would pay $50 and would receive 0.7947 shares of TXU Corp.'s common stock. As a holder of such common stock, you would be entitled to future dividends or other distributions, if any, with respect to the common stock.

     Effects on the holders of Securities not purchased in the Offers.

     The rights and obligations under the Corporate Units and Income PRIDES that remain outstanding after the consummation of the offers will not change as a result of the offers.

     Following the consummation of the offers, the trading market for each of the remaining outstanding Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Securities. You may be able to sell Corporate Units or Income PRIDES that you do not tender. TXU Corp. cannot predict or assure you, however, as to the price at which you will be able to sell such Securities, which may be higher or lower than the purchase prices paid by TXU Corp. in the offers. Consummation of the offers will further reduce the liquidity of the Securities, and there can be no assurance that holders of the Securities after the completion of the offers will be able to find willing buyers for their Securities after the offers. See below under --"Effects of the Offers on the Market for Securities; Registration under the Exchange Act; NYSE Listing."

EFFECTS OF THE OFFERS ON THE MARKET FOR SECURITIES; REGISTRATION UNDER THE EXCHANGE ACT; NYSE LISTING

     TXU Corp.'s purchase of Corporate Units and Income PRIDES in the offers will reduce the number of Corporate Units and Income PRIDES that might otherwise be traded publicly and may reduce the number of holders of TXU Corp.'s Corporate Units and Income PRIDES. The Corporate Units and Income PRIDES are currently traded on the New York Stock Exchange. There can be no assurance that holders of Corporate Units or Income PRIDES will be able to find willing buyers for their Securities after completion of the offers.

     Although each of the Corporate Units and the Income PRIDES may be held by fewer persons after the completion of the offers, TXU Corp. has structured the Corporate Units offer and the PRIDES offer with the intent of avoiding delisting of the Corporate Units and Income PRIDES and does not plan to take any action following the offers to cause the delisting of the Corporate Units or Income PRIDES from the New York Stock Exchange or to terminate the registration of any thereof so long as any of such Securities are outstanding. Furthermore, although under New York Stock Exchange rules, continued listing of the Corporate Units and the Income PRIDES is a decision for the New York Stock Exchange, not TXU Corp., TXU Corp. would seek to maintain a New York Stock Exchange listing for the Corporate Units and the Income PRIDES following the completion of the offers.

RETIREMENT AND CANCELLATION

     Any Securities not tendered or tendered but not accepted because they were not validly tendered or because of proration shall remain outstanding upon completion of the offers. All Securities validly tendered and accepted in the offers will be retired and cancelled.

ACCOUNTING TREATMENT OF REPURCHASES OF THE SECURITIES IN THE OFFERS

     The purchase price TXU Corp. pays for any of the Corporate Units or Income PRIDES will be allocated between the debt and equity components of the Securities. The equity component of the Securities (purchase contract for TXU Corp.'s common stock) will be valued at its fair market value on the Pricing Date based on the fair market value of the underlying TXU Corp. common stock on that date. The value of the equity component of the Securities (in the money to TXU Corp., out-of-the money to holders) will be recorded as an increase to paid-in capital. The remaining purchase price will be allocated to the debt component of the Securities. The difference between the allocated debt component of the purchase price and the carrying value of the debt will be recorded as a loss on extinguishment in the income statement. The carrying value of the contract adjustment payment liability that is extinguished in the purchase transaction will be recorded as an increase to paid-in capital. In addition, any related unamortized debt issuance costs will be written off.

PLANS AND INITIATIVES

     C. John Wilder was named Chief Executive Officer of TXU Corp. in February, 2004. Immediately thereafter, Mr. Wilder undertook an extensive review of TXU Corp.'s businesses. In connection with this review, TXU Corp. has implemented, and continues to implement, significant organizational and operational changes to its businesses as well as certain strategic initiatives. The implementation of these changes and initiatives, as well as other actions, has resulted in total charges of $428 million ($285 million after-tax) in the second quarter of 2004 and $445 million ($296 million after-tax) for the six months ended June 30, 2004. In addition, TXU Corp. has incurred consulting and professional fees related to the strategic initiatives totaling $23 million ($15 million after-tax) in the second quarter of 2004 and nonrecurring contractual executive compensation expense of $38 million in the second quarter and $52 million for the six months ended June 30, 2004 (both without tax benefit). Finally, a $75 million income tax credit was recorded to recognize a portion of the tax benefit arising from a write-off relating to TXU Corp.'s European operations. The review of TXU Corp.'s operations and the formulation of strategic initiatives is ongoing, and additional charges are expected.

   Organizational Realignment

     TXU Corp. has recently realigned its businesses along three core business segments consisting of: TXU Electric Delivery--the regulated electric delivery business, TXU Power--the electric power production business and TXU Energy--the retail energy business. TXU Corp. expects to report its financial results under the new segment alignment no later than the first quarter of 2005.

   Sale Transactions

     In June 2004, TXU Corp. completed the sale of the assets of TXU Fuel Company, the gas transportation subsidiary of TXU Energy Company LLC, to Energy Transfer Partners, L.P. for $500 million. The cash proceeds were used to repay short-term indebtedness.

     In July 2004, TXU Corp. completed the sale of its Australian businesses to Singapore Power for an enterprise value of $3.6 billion. The transaction resulted in a reduction of $1.7 billion in consolidated TXU Corp. debt and cash proceeds to TXU Corp. of approximately $1.9 billion. TXU Corp. used the proceeds to repay debt, primarily short-term borrowings incurred in connection with TXU Corp.'s debt and capital management program described below.

     TXU Corp.'s subsidiary, TXU Gas Company, has signed a definitive agreement with Atmos Energy Corporation (Atmos) pursuant to which Atmos will acquire the operations of TXU Gas Company for $1.925 billion in cash. The transaction is expected to close by the end of 2004, subject to the satisfaction of customary closing conditions and Atmos obtaining some state regulatory approvals. TXU Gas Company expects to use a portion of the proceeds to redeem all of its outstanding preferred stock and redeem or defease all of its outstanding debt securities, the combined total of which is approximately $505 million. TXU Corp. expects to use the remaining net proceeds from this transaction to further its debt and capital management program described below.

     In addition to the transactions described above, TXU Corp. is considering or may consider a number of strategic initiatives involving its businesses or assets but has not yet developed plans for purchases, sales or transfers relating to these businesses or assets.

DEBT AND CAPITAL  MANAGEMENT PROGRAM

     TXU Corp. continues to pursue a comprehensive debt and capital management program geared toward increasing value and reducing risks. Pursuant to this program, TXU Corp. has to the date of this Offer to Purchase repurchased all $750 million of the exchangeable preferred membership interests of TXU Energy Company LLC, $423 million stated amount of equity-linked debt securities, $1.39 billion principal amount of debt securities and 29 million shares of its common stock at an aggregate cost of $1.15 billion. The exchangeable preferred membership interests and equity-linked debt securities repurchased represented an aggregate of 66.3 million shares of potential common stock issuances. In addition, $1.7 billion of debt was assumed by the purchaser of TXU Corp.'s Australia operations, further reducing debt. TXU Corp. may, in addition to the offers and TXU Corp's concurrent offer to purchase up to $525,500,000 aggregate principal amount of its Floating Rate Convertible Senior Notes due 2033, repurchase up to an additional 10 million shares of its common stock, subject to market conditions and other factors. TXU Corp. has used, and expects to continue to use, proceeds from asset sales, cash from operations and short-term borrowings (which TXU Corp. has repaid, or intends to repay, with proceeds from asset sales and/or cash from operations) to fund these repurchases. In addition, TXU Corp. used proceeds from the issuance of $800 million floating rate notes by TXU Energy Company and the issuance of $790 million transition bonds by TXU Electric Delivery Transition Bond Company LLC to fund some of the repurchases made to date.

     TXU Corp.'s debt and capital management program is intended to strengthen TXU Corp.'s balance sheet and financial flexibility. As a part of its capital management and restructuring program and considering current business and market conditions, TXU Corp.'s management is evaluating whether it should recommend to the TXU Corp. Board of Directors that they reevaluate TXU Corp.'s current common stock dividend policy. TXU Corp. cannot predict the outcome of management's evaluation, when, if at all, management would make a recommendation to the Board of Directors to change the current common stock dividend policy, or what management's recommendation might be. In addition to any recommendation from management, the Board of Directors may consider other relevant factors in determining if and when to make a change in TXU Corp.'s common stock dividend policy.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences relating to the offers as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, TXU Corp.'s special counsel, insofar as it relates to matters of law or legal conclusions. This summary deals only with Corporate Units and Income PRIDES held by United States persons (defined below) as capital assets within the meaning of Section 1221 of the Internal Revenue

Code of 1986, as amended (Code), and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, partnerships or other entities classified as partnerships for United States federal income tax purposes, persons holding the Securities as a part of a hedging or conversion transaction or a straddle, persons who mark to market their Securities, or persons whose functional currency is not the United States dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

     The discussion below is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions, all as of the date hereof, and all of which may be subject to change at any time, with either forward looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

     ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER LAWS.

     As used herein, a "U.S. person" means a beneficial owner of a Corporate Unit or an Income PRIDES that is a citizen or resident of the United States, a corporation or other entity classified as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     If a partnership or other entity classified as a partnership for United States federal income tax purposes holds Corporate Units or Income PRIDES, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships selling Corporate Units or Income PRIDES pursuant to the offers, and partners in such partnerships, should consult their tax advisors.

   Applicable Federal Income Tax Treatment of Corporate Units and Income PRIDES--In General

     Each Corporate Unit is a unit consisting of four components-a senior note, an applicable ownership interest in a Treasury portfolio (Treasury portfolio), and two stock purchase contracts-which, together constitute a Corporate Unit. Each Income PRIDES you own is a unit consisting of two components-a senior note and a stock purchase contract-which, together constitute an Income PRIDES. Your initial purchase price for each Corporate Unit or Income PRIDES was allocated between its original components in proportion to their respective fair market values at the time of purchase, and such allocation established your initial tax basis in each underlying component. In TXU Corp.'s original issuances of Corporate Units and Income PRIDES, TXU Corp. reported the fair market value of each senior note as equal to its respective face amount ($25 or $50) and the fair market value of each purchase contract as $0. If you acquired Corporate Units or Income PRIDES in the original issuance, the reporting position of TXU Corp. was binding on you (but not on the Internal Revenue Service) with respect to such Corporate Units or Income PRIDES unless you explicitly disclosed a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which such Corporate Units or Income PRIDES were acquired. If you acquired a Corporate Unit or Income PRIDES through a purchase in the secondary market, your purchase price should have been similarly allocated between the senior notes and the purchase contracts in proportion to the fair market values of the components at the time of your purchase.

     TXU Corp. has treated the senior notes as contingent payment debt instruments. As such, you have been required to accrue original issue discount on your senior notes. Your adjusted tax basis in your senior notes will, accordingly, reflect increases to your basis in the amount of original issue discount you have been required to include in income with respect to your senior notes and decreases to your basis equal to the total amount of projected payments with respect to your senior notes.

     The following discussion assumes that your reporting for United States federal income tax purposes of the acquisition and ownership of Corporate Units or Income PRIDES has been consistent with TXU Corp.'s treatment outlined above.

   United States Federal Income Tax Treatment of Participation in the Offers for TXU Corp.'s Purchase of Corporate Units and Income PRIDES

     TXU Corp.'s purchase of Corporate Units and Income PRIDES pursuant to the offers will be a taxable transaction for United States federal income tax purposes. It is more likely than not that such purchase of Corporate Units and Income PRIDES for cash will be treated as a retirement of the related senior notes, a purchase of the related Treasury portfolio (as applicable), and a termination of the related purchase contracts. However, there exists some uncertainty that this treatment will apply for United States federal income tax purposes because there is no direct authority addressing the treatment or characterization, under current law, of the purchase of an instrument similar to a Corporate Unit or Income PRIDES by the issuer thereof for cash and such treatment or characterization is not binding on the Internal Revenue Service or the courts, either or both of which may reach a contrary conclusion.

     TXU Corp. plans to treat and to characterize the purchase of Corporate Units and Income PRIDES tendered pursuant to the offers as (i) the disposition by the holder of the senior note components (in retirement thereof) and Treasury portfolio component (as applicable) of a Corporate Unit and Income PRIDES for their fair market values and (ii) the termination by the holder of the purchase contract components of a Corporate Unit and Income PRIDES in exchange for a deemed payment to TXU Corp.

     The retirement of the senior notes pursuant to this treatment will give rise to gain or loss equal to the holder's amount realized (fair market value of the senior notes) minus the holder's adjusted basis in the senior notes. Because TXU Corp. will have treated the senior notes as contingent payment debt instruments, any gain recognized on senior notes disposed of pursuant to the offers will be treated as ordinary interest income. Loss recognized on such senior notes will be treated as ordinary loss to the extent of the excess of a holder's prior inclusions of original issue discount on his or her senior notes over the total net negative adjustments previously taken into account as ordinary loss. Any loss in excess of such amount will be treated as a capital loss. The deductibility of capital losses is subject to limitations.

     The sale of the Treasury portfolio (as applicable) pursuant to this treatment generally will give rise to gain or loss equal to the holder's amount realized (fair market value of the Treasury portfolio) minus the holder's adjusted basis in the Treasury portfolio. The initial tax basis of holders in their Treasury portfolio will equal their pro rata portion of the amount paid by the collateral agent for the entire Treasury portfolio. A holder's adjusted tax basis in its Treasury portfolio will be increased by the amount of original issue discount included in income with respect thereto (if applicable) and decreased by the amount of cash received in respect of its Treasury portfolio. Gain or loss recognized on the sale of such Treasury portfolios (other than amounts attributable to interest accruals or the equivalent thereof not previously included in income) generally will be treated as short term capital gain or loss. The deductibility of capital losses is subject to limitations.

     To the extent the purchase contract has negative fair market value, a holder will be deemed to have paid such amounts to TXU Corp. to be released from his or her obligations under the purchase contract (the "deemed payment amount"). The termination of the purchase contract will result in a capital loss equal to the sum of your basis in the purchase contract, if any, and the deemed payment amount.

   Designation of Priority of Tendered Corporate Units or Income PRIDES in Event of Proration.

     You may be required to recognize taxable gain with respect to the transaction. If you are required to recognize taxable gain, the adjusted basis you have in the senior notes that are part of your Corporate Units or Income PRIDES will affect the United States federal income tax consequences of the offers to you. If any of your senior notes has an adjusted basis that is different from any of your other senior notes and TXU Corp. prorates the tendered Corporate Units or Income PRIDES, you may wish to designate which of the Corporate Units or Income PRIDES, as applicable, are to be purchased in the offers. The letter of transmittal and agent's message provide you the opportunity to designate the order of priority in which Corporate Units or Income PRIDES are to be purchased, if TXU Corp.

prorates the tendered Corporate Units or Income PRIDES. See THE
OFFERS--"Procedures for Tendering Securities."

   Holders of Corporate Units or Income PRIDES Who Do Not Receive
   Cash under the Offers

     Holders of Corporate Units or Income PRIDES whose Corporate Units or Income PRIDES are not purchased by TXU Corp. under the offers will not incur any tax liability as a result of the completion of the offers.

   Information Reporting and Backup Withholding

     Payments to holders upon the sale of Corporate Units and Income PRIDES pursuant to the offers are subject to information reporting unless the holder establishes an exemption.

     Payments to holders may be subject to "backup withholding" tax at a rate of 28% if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number, or "TIN," to the payor responsible for backup withholding (for example, the holder's securities broker) on Internal Revenue Service Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return.

     Backup withholding does not apply to exempt recipients, such as corporations.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp. files annual, quarterly and other reports, proxy statements and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     For further information, please refer to TXU Corp.'s Tender Offer Statement on Schedule TO filed with the SEC pursuant to Rule 13e-4 promulgated under the Exchange Act on September 15, 2004, and any amendments thereto.

     Information about TXU Corp. is also available on its web site at http://www.txucorp.com. The information available on TXU Corp.'s web site is not a part of this Offer to Purchase.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                               By Hand or Courier:

                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                           101 Barclay Street - 7 East
                            New York, New York 10286
                             Attn: Carolle Montreuil
                                  By Facsimile:
                                 (212) 298-1915
                    Confirm by Telephone or for Information:
                                 (212) 815-5920


                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 48 Wall Street
                                   22nd Floor
                               New York, NY 10005
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                    All Others Call Toll-free: (800) 714-3312

                    The Co-Dealer Managers for the Offer are:

        MERRILL LYNCH & CO.                    BANC OF AMERICA SECURITIES LLC

 Attn: Liability Management Group              9 West 57th Street, 40th Floor
      World Financial Center                      New York, New York 10019
           North Tower                        Toll Free: (888) 583-8900 x 2200
     New York, New York 10080                      Or Call: (212) 933-2200
    Toll Free: (888) 654-8637
Or Call: (212) 449-4914 (collect)




       GOLDMAN, SACHS & CO.                          UBS SECURITIES LLC

Credit Liability Management Group                    UBS Investment Bank
         75 Broad Street                      Attn: Liability Management Group
        New York, NY 10004                          677 Washington Blvd.
    Toll Free: (877) 686-5059                    Stamford, Connecticut 06901
Or Call: (212) 902-3440 (collect)              Toll Free: (888) 722-9555 x4210
                                              Or Call: (203) 719-4210 (collect)

                                ---------------

     Additional copies of this Offer to Purchase, the letter of transmittal or other tender offer materials may be obtained from the information agent or the depositary and will be furnished at the expense of TXU Corp. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the information agent or the depositary.

     Questions and requests for information regarding the terms of the offers should be directed to one of the co-dealer managers.